EXHIBIT 10.2

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (the "Agreement") is entered into as of May 9, 2008 (the "Effective Date") by and between James R. Arabia ("Creditor"), NatureWell, Incorporated, a Delaware corporation ("Debtor"), Dutchess Private Equities Fund, Ltd ("Dutchess"), and NatureWell, Incorporated, a Nevada corporation ("NWNV") with reference to the following facts:

RECITALS

A.	Debtor desires to restructure its existing debt and capital structure (the "Restructuring"); and

B.

Dutchess (a creditor of Debtor) will provide capital to Debtor intended to facilitate the Restructuring and Dutchess desires to acquire Creditor's 75 shares of voting control Series C Preferred Stock owned by Creditor, which are entitled to cast a vote equal to 52.5% of all voting stock of Debtor (the "Series C Preferred"), and 19,000,000 shares of Series A common stock owned or controlled by Creditor, which are entitled to cast a vote equal to ten (10) votes per share (the "Series A Common Stock"); and

C.	As part of the Restructuring Debtor intends to sell its existing assets to NWNV (the "Asset Sale"); and

D.

As of the Effective Date Creditor is owed monies from Debtor pursuant to a senior secured note, face value $425,000, and a subordinate secured note, face value $325,000, for which there is a remaining aggregate balance due, including all accrued and unpaid interest and/or penalties, if any, in the amount of $750,000 (the "Notes"); and

E.

Creditor and Debtor agree that the Notes represent all monies, services and/or any other form of consideration owed to Creditor by Debtor as of the Effective Date except for a Senior Secured Convertible Note, face value $45,000, and a Subordinate Secured Convertible Note, face value $45,000 (the "Remaining Notes"); and

F.

As part of the Restructuring and to facilitate the Asset Sale, the parties desire for NWNV to acquire Creditor's Notes using a promissory note issued by itself (the "Promissory Note"), a copy of which is attached hereto as Exhibit A, and thereafter NWNV shall cancel the Notes acquired from Creditor in order to fulfill its obligation to Debtor under the terms of the Asset Sale, and Creditor desires to sell/exchange the Notes issued by Debtor for the Promissory Note issued by NWNV (the "Exchange").

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good valuable consideration, including but not limited to the Incentive Shares, the Promissory Note and the provision by Dutchess of capital to facilitate the Restructuring, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1.

Representations and Warranties. Creditor represents and warrants that: (i) as of the Effective Date, he has not previously assigned or transferred in any manner the Notes, or purported to have assigned or transferred in any manner, any Claim (as defined in Section 5 below) or right set forth in this Agreement and/or arising out of the Notes, (ii) the Notes represent all monies, services and/or any other form of consideration owed to Creditor by Debtor as of the Effective Date except for the Remaining Notes, (iii) he understands that by signing this Agreement, and subject only to the conditions contained in this Agreement or cancellation of this Agreement pursuant to Section 4(f) below, Creditor is irrevocably agreeing to enter into the Exchange, (iv) upon payment of the Incentive Shares (see Section 2 below) and completion of the Exchange Creditor shall have no further claims against Debtor, for monies owed, services rendered or otherwise except for the Remaining Notes, (v) Creditor's consent to the Asset Sale is hereby given pursuant to that Intercreditor, Subordination and Standby Agreement dated September 2, 2003, as amended (the "Intercreditor Agreement") in his capacity as both a holder of Senior Debt and a holder of Subordinated Debt, (vi) Creditor is an "accredited investor" (or a corporation or entity not formed for the purpose of investing in Debtor) as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and (vii) Debtor has made available to Creditor the opportunity to (A) ask questions of and receive answers from Debtor concerning Debtor and the activities of Debtor, including but not limited to the Restructuring and the Asset Sale, and (B) otherwise obtain any additional information, to the extent that Debtor possesses such information and can lawfully provide such to Creditor or could acquire it without unreasonable effort or expense.

2.

Payment of Incentive Shares to Creditor. As an incentive for Creditor to enter into this Agreement, Debtor shall issue 250,000,000 restricted shares of its common stock to Creditor upon the execution of this Agreement (the "Incentive Shares"). The Incentive Shares shall be earned upon the signing of this Agreement and the receipt by Creditor of the Incentive Shares is not conditioned upon the closing of the Asset Sale.

3.

Debtor Covenants. In consideration of the mutual covenants and agreements set forth in this Agreement, Debtor shall issue the Incentive Shares to Creditor promptly following the execution of this Agreement.

4.	Other Covenants. The parties agree that:

(a)

promptly following receipt of the Incentive Shares and the closing of the Asset Sale, Creditor shall sell to Dutchess, the Series C Preferred at a price of $7 per share ($525 total) and shall also sell to Dutchess 9,000,000 shares of the Series A Common Stock at a price of $.000025 ($225 total), and, as General Partner of Financial Acquisition Partners, LP, the owner of 10,000,000 shares of Series A Common Stock, Creditor shall cause 10,000,000 shares of the Series A Common Stock to be sold to Dutchess at a price of $.000025 ($250 total); and

(b)

by entering into this Agreement and upon payment of the Incentive Shares and completion of the Exchange all previous agreements or arrangements between Debtor and Creditor for the payment of any monies or other forms of consideration are cancelled and replaced by the terms of this Agreement and the instruments and documents executed in connection herewith, provided however, the Remaining Notes and all agreements and documentation associated therewith shall remain outstanding and in full force and effect after payment of the Incentive Shares and completion of the Exchange; and

(c)

upon payment of the Incentive Shares and the completion of the Exchange any and all Claims that may be held by Creditor shall be cancelled and rendered null and void, provided however, the Remaining Notes and all agreements and documentation associated therewith shall remain outstanding and in full force and effect after payment of the Incentive Shares and the completion of the Exchange; and

	(d)	the Exchange shall not be completed until the assignment of the Notes from Creditor to NWNV has become effective, as outlined in Section 6 below; and

	(e)	until the Exchange has been completed the Notes shall remain issued to and owned by Creditor under their original terms and conditions; and

(f)

if for any reason the Asset Sale does not occur within one hundred eighty (180) days after the Effective Date, then this Agreement shall be cancelled and rendered null and void in its entirety except for the payment of the Incentive Shares shall not be affected; and.

	(g)	the Mutual General Release contained in this Agreement shall become effective as of the date that the Exchange has been completed.

5.	Release.

(a)

In consideration of the mutual covenants and agreements set forth herein, and except with respect to obligations arising under this Agreement, the parties, on their own behalf and on behalf of their respective predecessors, current or former successors-in-interest, assigns, transferees, affiliates, representatives, partners, shareholders, officers, directors, employees and agents (collectively "Affiliated Parties"), hereby fully and forever release, remise and discharge each other and each of their Affiliated Parties, and each of them of and from any and all liabilities, claims, demands, actions, causes of action, rights, obligations, compensation, expenses, contracts, agreements and debts, whether or not direct or indirect, contingent, accrued, inchoate, liquidated or unliquidated, foreseen, or unforeseen, matured or unmatured, or known or unknown (collectively "Claims") which the parties and the Affiliated Parties has or may have against the others and their Affiliated Parties from the beginning of time up to the date that this Release becomes effective (see Section 4(g) above and Section 6 below), provided however, the Remaining Notes and all agreements and documentation associated therewith shall remain outstanding and in full force and effect following the effective date of this release.

(b)

The parties on their own behalf and on the behalf of their Affiliated Parties hereby agree that all rights under Section 1542 of the Civil Code of the State of California are hereby waived by each of them and their Affiliated Parties. Section 1542 provides as follows:

"A general release does not extend to claims which a creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

6.

Assignment of the Notes to NWNV. Creditor hereby agrees to assign all of his rights, title and interest in the Notes to NWNV, and further agrees that upon the effective date of this assignment the Exchange shall be completed. This assignment shall become effective on the day that is one (1) day after the last of the following two events have occurred; (i) receipt of the Incentive Shares by Creditor, and (ii) the closing of the Asset Sale. The parties agree and understand that both (i) and (ii) must occur in order for this assignment to be effective and the Exchange to be completed. Further, the parties hereby consent to the assignment of the Notes.

7.

Attorneys' Fees. In the event any dispute arises under this Agreement or the documents or instruments executed and delivered in connection with this Agreement, and the parties hereto resort to litigation to resolve such dispute, the prevailing party in any such litigation, in addition to all other remedies at law or in equity, shall be entitled to an award of costs and fees from the other party, which costs and fees shall include, without limitation, reasonable attorneys' fees and legal costs.

8.

Choice of Law; Venue. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California and the federal law of the United States without reference to principles of conflicts of law. The parties agree that, in the event of any dispute arising out of this Agreement or the transactions contemplated thereby, venue for such dispute shall be in the state or federal courts located in San Diego, California, and that each party hereto waives any objection to such venue based on forum non conveniens.

9.

Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

10.

Further Assurances. Each party shall perform or cause to be performed any further acts and execute and deliver any documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

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11.

Entire Agreement. This Agreement fully and completely expresses the entire agreement between the parties hereto with respect to the subject matter hereof. There are no writings, conversations, representations, warranties, or agreements, which the parties intend to be a part hereof except as expressly set forth in this Agreement or to be set forth in the instruments or other documents delivered or to be delivered hereunder. This Agreement represents the entire agreement between the parties hereto and supersedes any and all previous written or oral agreements or discussions between the parties and any other person or legal entity concerning the transactions contemplated herein.

12.

Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement and Mutual General Release as of the day and year first written above.

DEBTOR:		CREDITOR:

NatureWell, Incorporated a Delaware Corporation		James R. Arabia, an individual

By: ___________________ Timothy R. Scott, Director		By: ___________________ James R. Arabia

DUTCHESS:		NWNV:

Dutchess Private Equities Fund, Ltd.		NatureWell, Incorporated a Nevada corporation

By: ___________________ Douglas H. Leighton, Director		By: ___________________ James R. Arabia, President